Cartesian Therapeutics Secures up to $150 Million of Non-Dilutive Financing from K2 HealthVentures and Expects Topline Data from the Phase 3 AURORA Trial in First Quarter 2027

Secured up to $150 million of non-dilutive financing from K2 HealthVentures; funding of $50 million from initial tranche extends cash runway into 2028

Financing strengthens Cartesian’s financial flexibility, further supporting advancement of multiple clinical programs to data read out including myasthenia gravis and myositis, while also accelerating pre-launch activities

Topline data from Phase 3 AURORA trial of Descartes-08 in myasthenia gravis expected in 1Q27; BLA filing planned for mid-2027

Data from subset of patients in Phase 2 TRITON trial of Descartes-08 in myositis expected in 1H27

Data from Phase 1/2 HELIOS pediatric trial of Descartes-08 in juvenile dermatomyositis expected in 1H27

FREDERICK, Md., May 26, 2026 (GLOBE NEWSWIRE) -- Cartesian Therapeutics, Inc. (NASDAQ: RNAC) (the “Company”), a clinical-stage biotechnology company pioneering cell therapy for autoimmune diseases, today announced that it has entered into an agreement with K2 HealthVentures LLC (“K2HV”), an alternative investment firm that provides flexible, long-term financing solutions in life sciences, to provide a credit facility of up to $150 million including an initial $50 million tranche. The proceeds from the initial tranche under the credit facility are expected to allow the Company to accelerate the ongoing investment in the commercial launch preparation activities for Descartes-08 in myasthenia gravis (MG) and myositis and to extend cash runway into 2028. The Company also announced progress across its pipeline, including updated timelines for all ongoing trials of Descartes-08, an autologous anti-B cell maturation antigen (BCMA) mRNA chimeric antigen receptor T-cell therapy (CAR-T).

“We are very excited to partner with K2 HealthVentures for this financing, which we expect to provide us with access to the additional capital necessary to help support our continued growth. With this additional financing, we believe we are now fully funded beyond anticipated timelines for achievement of three near-term clinical catalysts, including topline data from our Phase 3 AURORA trial in MG in the first quarter of 2027, data from our Phase 2 TRITON trial in myositis and data from our Phase 1/2 HELIOS trial in JDM,” said Carsten Brunn, Ph.D., President and Chief Executive Officer of Cartesian. “Descartes-08 remains the only CAR-T in autoimmune disease that we are aware of that is designed for outpatient administration without preconditioning chemotherapy, and our prior data demonstrate deep and durable responses after a single course of therapy. We look forward to advancing Descartes-08 toward registration and commercial launch in MG.”

Cash Runway and Credit Facility

Under the Company’s credit facility with K2HV, the first $50 million term loan was funded upon signing of the agreement. The second $25 million term loan is expected to be available to be drawn between January 1, 2027 and December 1, 2027, subject to the Company’s achievement of specified clinical and financing milestones and the third $25 million term loan is expected to be available to be drawn between January 1, 2028 and June 1, 2028, subject to the Company’s achievement of specified approval and sales milestones. An additional $50 million tranche is available for draw at Cartesian's option subject K2 HealthVentures’ discretion. Morgan Stanley served as sole structuring agent for the transaction.

The Company now anticipates current cash resources to support planned operations into 2028, including three clinical data readouts and accelerated investment in precommercial activities.

Multiple Clinical Catalysts Expected over the Next 12 Months

•Phase 3 AURORA data in MG expected in 1Q27; biologics license application (BLA) filing planned for mid-2027
•Phase 2 TRITON data in myositis expected in 1H27
•Phase 1/2 HELIOS data in juvenile dermatomyositis (JDM) expected in 1H27

Phase 3 AURORA Trial in MG

•The Company anticipates reporting topline data from the Phase 3 AURORA trial in the first quarter of 2027 with BLA filing planned for mid-2027.
•The randomized, double-blind, placebo-controlled trial is designed to assess Descartes-08 versus placebo (1:1 randomization) administered as six once-weekly outpatient infusions without preconditioning chemotherapy in approximately 100 patients with acetylcholine receptor autoantibody positive (AChR Ab+) MG. The primary endpoint will assess the proportion of Descartes-08 participants with an improvement in MG Activities of Daily Living (MG-ADL) score of three points or more at Month 4 compared to placebo (a two-point reduction in MG-ADL is considered clinically meaningful).
•In January 2026, the Company published a peer-reviewed journal article in Nature Medicine outlining the efficacy and safety data from the Phase 2b trial of Descartes-08 in participants with MG. After a single course of therapy, Descartes-08-treated participants were observed to sustain deep responses through long-term follow-up, with an average 4.8-point reduction in MG-ADL at Month 12. The deepest and most compelling sustained responses were observed in Descartes-08-treated participants who did not have prior exposure to biologic therapies, with an average 7.1-point reduction in MG-ADL and 57% of patients in this subgroup maintaining minimum symptom expression at Month 12. The safety profile of Descartes-08 was consistent with previously reported data and continues to support outpatient administration.

Phase 2 TRITON Trial in Myositis

•Cartesian expects to evaluate clinical data from a subset of patients from the trial in the first half of 2027 to determine the path to a pivotal trial in these indications with significant unmet need.
•The Phase 2 TRITON trial of Descartes-08 was initiated in April 2026, and enrollment continues to progress well. The randomized, double-blind, placebo-controlled trial in myositis is designed to assess Descartes-08 versus placebo (1:1 randomization) administered as six once-weekly outpatient infusions without preconditioning chemotherapy in patients with moderate to severe multi-refractory dermatomyositis and antisynthetase syndrome. The primary endpoint is expected to assess safety and efficacy of Descartes-08 compared to placebo added to standard of care in participants with myositis at Week 24.

Phase 1/2 HELIOS Trial in JDM

•Clinical data from the Phase 1/2 HELIOS pediatric trial is expected in the first half of 2027.
•The Phase 1/2 HELIOS trial of Descartes-08 in JDM was initiated in January 2026 and is designed to assess the safety, tolerability and efficacy of Descartes-08 in children, adolescents and young adults with childhood-onset autoimmune diseases, including JDM. The U.S. Food and Drug

Administration (FDA) previously granted Rare Pediatric Disease Designation to Descartes-08 for the treatment of JDM.

Corporate Updates

Chief Medical Officer (CMO), Miloš Miljković, has informed the Company that he intends to step down from his role for personal reasons to return to practicing medicine. Dr. Miljković has helped support the development of both Descartes-08 and Cartesian through the Company’s transition from an early-stage research and development company to a late-stage clinical company.

Peter Traber, MD, Cartesian’s Head of R&D, who assisted in directing the Company’s clinical trials over the past year, is expected to continue supporting Cartesian through the full completion of the Company’s ongoing clinical trials and the preparation for BLA filing of Descartes-08 in MG in mid-2027. Dr. Traber brings more than three decades of leadership spanning academic medicine and biotechnology. He previously served as CMO of Selecta Biosciences, CEO of Galectin Therapeutics and CMO at GlaxoSmithKline. In previous academic roles, he served as the President of the Baylor College of Medicine and Chairman of Medicine and CEO of the University of Pennsylvania Health System.

About Descartes-08

Descartes-08, Cartesian’s lead cell therapy candidate, is an autologous CAR-T product targeting BCMA in clinical development for generalized MG and myositis, specifically dermatomyositis and antisynthetase syndrome. In contrast to conventional DNA-based CAR T-cell therapies, Cartesian’s CAR-T administration is designed to not require preconditioning chemotherapy, can be administered in the outpatient setting, and does not carry the risk of genomic integration associated with cancerous transformation. Descartes-08 has been granted Orphan Drug Designation and Regenerative Medicine Advanced Therapy Designation by the U.S. Food and Drug Administration for the treatment of MG, and Rare Pediatric Disease Designation for the treatment of juvenile dermatomyositis.

About Cartesian Therapeutics
Cartesian Therapeutics is a late clinical-stage company pioneering cell therapy for the treatment of autoimmune diseases. The Company’s lead asset, Descartes-08, is a CAR-T in Phase 3 clinical development for patients with generalized myasthenia gravis, in Phase 2 clinical development in myositis, specifically dermatomyositis and antisynthetase syndrome, and in Phase 1/2 clinical development of juvenile dermatomyositis. For more information, please visit www.cartesiantherapeutics.com or follow the Company on LinkedIn or X.

Forward Looking Statements
Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements regarding the Company’s expected cash resources and cash runway, the availability and use of funds under the Company’s credit facility with K2HV, the ability of the Company’s product candidates to be administered in an outpatient setting or without the need for preconditioning lymphodepleting chemotherapy, the potential of Descartes-08 or any of the Company’s other product candidates to treat myasthenia gravis, juvenile myasthenia gravis, juvenile dermatomyositis, myositis, multi-refractory dermatomyositis, antisynthetase syndrome, or any other disease, the anticipated timing or the outcome of ongoing and planned clinical trials, studies and data readouts, including the ongoing Phase 3 AURORA trial of Descartes-08 in myasthenia gravis, the ongoing Phase 2 HELIOS pediatric basket trial of Descartes-08 in juvenile dermatomyositis, juvenile systemic lupus erythematosus, juvenile myasthenia gravis, and anti-neutrophil cytoplasmic antibody-associated vasculitis, the ongoing Phase 2 trial of Descartes-08 in systemic lupus erythematosus, and the ongoing Phase 2 TRITON trial of Descartes-08 in myositis, the anticipated timing or the outcome of the FDA’s review of the Company’s regulatory filings, including the number of trials that may be necessary in order to obtain marketing approval, the Company’s ability to conduct its clinical trials and preclinical studies, the timing or making of any regulatory filings, the anticipated timing or outcome of selection of developmental product candidates, the novelty of treatment paradigms that the Company is able to develop, the potential of any therapies developed by the Company to fulfill unmet medical needs, enrollment in the Company’s clinical trials, and changes in the Company’s scientific and medical personnel and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, the following: the uncertainties inherent in the initiation, completion and cost of clinical trials including proof of concept trials, including uncertain outcomes, the availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a particular clinical trial will be predictive of the final results of that trial and whether results of early clinical trials will be indicative of the results of later clinical trials, the ability to predict results of studies performed on human beings based on results of studies performed on non-human subjects, the unproven approach of the Company’s technology, potential delays in enrollment of patients, undesirable side effects of the Company’s product candidates, political uncertainty, the Company’s reliance on third parties to conduct its clinical trials, the Company’s inability to maintain its existing or future collaborations, licenses or contractual relationships, its inability to protect its proprietary technology and intellectual property, potential delays in regulatory approvals, the availability of funding sufficient for its foreseeable and unforeseeable operating expenses and capital expenditure requirements, the Company’s recurring losses from operations and negative cash flows, substantial fluctuation in the price of the Company’s common stock, risks related to geopolitical conflicts, pandemics, and macroeconomic impacts, and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, and in other filings that the Company makes with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company specifically disclaims any intention to update any forward-looking statements included in this press release, except as required by law.

Investor Contact
Megan LeDuc
Associate Director of Investor Relations
megan.leduc@cartesiantx.com

Media Contact
David Rosen
Argot Partners
david.rosen@argotpartners.com